Master Institutional Money Market LLC

File Number:          811-10631

CIK Number:           1161852

For the Period Ended: 4/30/2009

Pursuant to Exemptive Order ICA Release No. 15520 dated
January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith
Incorporated, for the period November 1, 2008 through December 31, 2008.

Master Institutional Portfolio

                  PURCHASES (IN THOUSANDS)

 TRANSACTION DATE   FACE AMOUNT           SECURITY DESCRIPTION             RATE    DUE DATE
-----------------  -------------  --------------------------------------  ------  -----------
     11/13/08         $ 55,000            TULIP FUNDING CORP               1.30    12/04/08
     11/17/08         $ 94,433            TULIP FUNDING CORP               1.40    12/15/08

Master Institutional Tax-Exempt Portfolio

     11/03/08         $ 18,245            STATE OF WISCONSIN ECN           2.10    02/04/09
     11/03/08         $ 28,000      WISCONSIN ST PETROLEUM INSP FEE RE     2.25    02/04/09
     11/04/08         $ 12,000      WISCONSIN ST PETROLEUM INSP FEE RE     2.15    03/02/09
     11/04/08         $ 13,000            STATE OF WISCONSIN ECN           2.00    03/02/09
     11/06/08         $ 22,500      JEFFERSON CNTY KY - LOUISVILLE G&E     1.95    02/04/09
     11/06/08         $ 27,500       TRIMBLE CNTY KY - LOUISVILLE G&E      1.95    02/04/09